Exhibit 99.1

INFORMATION FOR STOCKHOLDERS

December 21, 2011

On December 21, 2011, KBS REIT II announced the initial post-offering valuation of its shares.  The valuation was based on the board of directors’ approval on December 19, 2011 of an estimated value per share of KBS REIT II’s common stock of $10.11 based on the estimated value of KBS REIT II’s assets less the estimated value of KBS REIT II’s liabilities divided by the number of shares outstanding, all as of September 30, 2011.

Neither the Securities and Exchange Commission (the “SEC”) nor Financial Industry Regulatory Authority has promulgated specific rules or regulations regarding the methodology or disclosure that a registrant must use when valuing its shares of common stock.  However, the SEC staff has communicated to the industry its preliminary views surrounding disclosures related to a registrant's estimated value per share.  As a result of such communication, KBS REIT II is providing detailed information about its valuation process, including the methodology, assumptions and limitations of the valuation, the impact of changes in certain key assumptions to KBS REIT II’s valuation of its assets and liabilities, and the involvement of a third-party real estate valuation firm engaged by KBS REIT II to review the Company’s stock price valuation, in its Current Report on Form 8-K filed with the SEC on December 21, 2011. KBS REIT II encourages its stockholders to carefully review the Current Report on Form 8-K.

KBS REIT II estimated the value of its shares of common stock based upon the recommendation and valuation of KBS Capital Advisors LLC (the “Advisor”), KBS REIT II’s external advisor.  With regard to the valuation of its real estate properties, KBS REIT II engaged Duff & Phelps, LLC (“Duff & Phelps”), a third-party real estate valuation firm, to review the assumptions and methodologies applied by the Advisor in accordance with a set of limited procedures.  Duff & Phelps reviewed the Advisor’s real estate valuations and concluded, based on a set of limited procedures, that the methodologies and significant assumptions, including capitalization rates, discount rates and estimated cash flows, as well as the overall real estate value on a property by property basis, were reasonable.  KBS REIT II’s board of directors reviewed and considered the Advisor’s final valuation report and the report of Duff & Phelps, as well as other factors, in making its determination of KBS REIT II’s estimated value per share.  After considering all information provided and based on the board of directors’ extensive knowledge of KBS REIT II’s assets, the board of directors unanimously agreed upon the estimated value per share of $10.11, which determination is ultimately and solely the responsibility of the board of directors.